Exhibit 99.1

For Further Information Contact:

Bioject Medical Technologies Inc.

Tony Chow

President and Chief Executive Officer/Chief Financial Officer

503-632-8001 ext. 4132

BIOJECT REPORTS UNAUDITED SECOND QUARTER 2015 FINANCIAL RESULTS

Tigard, OR – August 14, 2015 – Bioject Medical Technologies Inc. (OTC Pink: BJCT), a developer and manufacturer of needle-free injection therapy systems, today reported unaudited financial results for the second quarter ended June 30, 2015. The financial results are unaudited and actual results may vary.

Bioject reported revenues of $215,000 for the quarter ended June 30, 2015, compared to revenues of $513,000 in the comparable 2014 period. Operating expense was $392,000 for the second quarter of 2015, compared to $788,000 in the second quarter 2014. The Company reported an operating loss of $177,000 in the second quarter of 2015, compared to an operating loss of $275,000 in the second quarter of 2014. Net loss allocable to common shareholders for the second quarter of 2015 was $276,000, compared to $331,000 in the comparable 2014 period.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended June 30, 2015 was $0.01 per share on 39.1 million weighted average shares outstanding compared to a basic and diluted net loss of $0.01 per share on 32.4 million weighted average shares outstanding for the same period in 2014.

For the six months ended June 30, 2015, Bioject reported revenues of $529,000, compared to revenues of $855,000 in the comparable period of 2014. Operating expense was $959,000 for the six-month period of 2015, compared to $1.4 million for the comparable period of 2014. The Company reported an operating loss of $430,000 for the six-month period of 2015, compared to $534,000 in the comparable period of 2014. Net loss allocable to common shareholders was $603,000, or $0.02 per basic and diluted share on 39.0 million weighted average shares outstanding in the six-month period ended June 30, 2015 compared to $647,000, or $0.03 per basic and diluted share on 25.7 million weighted average shares outstanding in the comparable period of 2014.

Bioject Medical Technologies Inc., based in Tigard, Oregon, USA, is a developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

Readers and potential investors are cautioned that an investment in the Company’s securities involves an EXTREMELY high degree of risk. Such risks include, without limitation: the risk that audited financial results may differ materially from the unaudited results reported in this press release; the risk that the Company may be unable to continue operations and may file bankruptcy; the risk that the Company’s products will not be accepted by the market; the risk that the Company will be unable to successfully develop and negotiate new strategic relationships; the risk that the international distributor agreements will not be successful; uncertainties related to the time required for the Company to complete research and development and obtain necessary clinical data and government clearances; the risk that additional capital may not be available on acceptable terms, if at all; the risk that the Company may not receive orders, whether anticipated or unanticipated; the risk that the Company’s supply chain management process may not improve the Company’s cash position or cash flows; and the risk that the Company may be unable to comply with the extensive government regulations applicable to the business.

Bioject (OTC Pink: BJCT) trades on the OTC Pink tier of the OTC market. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com. For more information about Bioject, visit www.bioject.com

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Bioject Medical Technologies Inc.

Selected Condensed Consolidated Statements of Operations Data (Unaudited)

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
RESULTS OF OPERATIONS:
Revenue and Expense:
Net sales	$215	$513	$529	$855
Operating expenses	392	788	959	1,389

Operating loss	(177)	(275)	(430)	(534)
Other expense, net	(99)	(45)	(173)	(69)

Net loss	(276)	(320)	(603)	(603)
Preferred stock dividend	—	(11)	—	(44)

Net loss allocable to common shareholders	$(276)	$(331)	$(603)	$(647)

Basic and diluted net loss per common share allocable to common shareholders	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Shares used in per share calculations	39,140,972	32,370,408	38,982,181	25,676,688

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets	$1,523	$2,026
Property and equipment, net	64	71
Other assets, net	1,341	1,367

Total assets	$2,928	$3,464

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$1,871	$1,511
Long term liabilities	3,129	3,145
Shareholders’ equity (deficit):
Preferred stock	2,469	2,416
Common stock	124,272	124,602
Accumulated deficit	(128,813)	(128,210)

Total shareholders’ deficit	(2,072)	(1,192)

Total liabilities and shareholders’ deficit	$2,928	$3,464